EXHIBIT 99.1
UNAUDITED PRO FORMA FINANCIAL INFORMATION
The following Unaudited Pro Forma Condensed Consolidated Balance Sheet at March 31, 2006 and Unaudited Pro Forma Condensed Consolidated Statement of Operations for the fiscal year ended March 31, 2006 have been prepared to give effect to the share purchase of 44.1% of the outstanding capital stock of Asyst Shinko, Inc. (“ASI”). The Unaudited Pro Forma Condensed Consolidated Statement of Operations assumes that the acquisition had been consummated as of the beginning of the period presented and the Unaudited Pro Forma Condensed Consolidated Balance Sheet is presented as if the share purchase had occurred as of March 31, 2006. The unaudited pro forma financial information does not purport to be indicative of the results of operations or the financial position which would have actually been obtained if the share purchase had been consummated as of the beginning of the period or the date indicated. In addition, the unaudited pro forma financial information does not purport to be indicative of results of operations or financial position which may be obtained in the future.
The Unaudited Pro Forma Condensed Consolidated Statement of Operations does not include the realization of any cost savings from operating efficiencies and synergies that may result from the consummation of the share purchase agreement.
The unaudited pro forma financial information should be read in conjunction with Asyst Technologies, Inc.’s historical Consolidated Financial Statements and Notes thereto contained in Asyst’s Annual Report on Form 10-K for the year ended March 31, 2006, filed on October 13, 2006 and amended on October 27, 2006.

ASYST TECHNOLOGIES, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
MARCH 31, 2006

		Pro Forma
	Historical	Adjustments		Pro Forma
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$94,622	$(102,043)	(a)	$70,599
		78,020	(c)
Short-term investments	15,304	—		15,304
Accounts receivable, net	141,453	—		141,453
Inventories	33,219	3,357	(f)	36,576
Prepaid expenses and other current assets	26,831	(2,376	)(b)	24,455

Total current assets	311,429	(23,042)		288,387
Property and equipment, net	23,108	—		23,108
Goodwill	58,840	21,953	(e)	80,793
Intangible assets, net	19,334	45,458	(e)	64,792
Other assets	2,583	3,480	(c)	6,063

	$415,294	$47,849		$463,143

LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Short-term loans and notes payable	$1,443	$—		$1,443
Current portion of long-term debt and capital leases	1,368	5,000	(c)	6,368
Accounts payable	75,376	3,180	(b)	78,556
Accounts payable-related parties	13,409	—		13,409
Accrued and other liabilities	62,902	11,480	(d)	74,382
Deferred margin	5,335	—		5,335

Total current liabilities	159,833	19,660		179,493

LONG-TERM LIABILITIES
Long-term debt and capital leases, net of current portion	87,168	76,500	(c)	163,668
Deferred tax liability	3,119	19,414	(e)	22,533
Other long-term liabilities	10,974	—		10,974

Total long-term liabilities	101,261	95,914		197,175

MINORITY INTEREST	66,521	(66,206	)(e)	315

SHAREHOLDERS’ EQUITY
Common stock, no par value:
Authorized shares — 300,000,000
Outstanding shares — 48,462,235 shares at March 31, 2006	473,422	—		473,422
Deferred stock-based compensation	(1,319)	—		(1,319)
Accumulated deficit	(385,178)	(1,519	)(g)	(386,697)
Accumulated other comprehensive income	754	—		754

Total shareholders’ equity	87,679	(1,519)		86,160

Total liabilities, minority interest and shareholders’ equity	$415,294	$47,849		$463,143

ASYST TECHNOLOGIES, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED MARCH 31, 2006

		Pro Forma
	Historical	Adjustments		Pro Forma
NET SALES	$459,221	$—		$459,221

COST OF SALES	297,975	—		297,975

GROSS PROFIT	161,246	—		161,246

OPERATING EXPENSES:
Research and development	27,913	—		27,913
Selling, general and administrative	84,503	—		84,503
Amortization of acquired intangible assets	16,590	13,956	(h)	30,546
Restructuring and other credits	(46)	—		(46)

Total operating expenses	128,960	13,956		142,916

INCOME FROM OPERATIONS	32,286	(13,956)		18,330

INTEREST AND OTHER INCOME (EXPENSE), NET:
Interest income	2,527	—		2,527
Interest expense	(6,746)	(4,358	)(i)	(11,104)
Other income, net	5,172	—		5,172

Interest and other income (expense), net	953	(4,358)		(3,405)

INCOME BEFORE PROVISION FOR INCOME TAXES AND MINORITY INTEREST	33,239	(18,314)		14,925
PROVISION FOR INCOME TAXES	(18,746)	7,283	(j)	(11,463)
MINORITY INTEREST	(14,597)	14,543	(e)	(54)

NET INCOME (LOSS)	$(104)	$3,512		$3,408

BASIC NET INCOME (LOSS) PER SHARE	$(0.00)	$0.07		$0.07

DILUTED NET INCOME (LOSS) PER SHARE	$(0.00)	$0.07		$0.07

SHARES USED IN THE PER SHARE CALCULATION:
Basic	47,972	47,972		47,972

Diluted	47,972	48,818	(k)	48,818

ASYST TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS
1. BASIS OF PRO FORMA PRESENTATION
     The accompanying unaudited pro forma condensed consolidated financial statements of Asyst Technologies, Inc. and its subsidiaries (“Asyst” or the “Company”) have been prepared by adjusting the historical condensed consolidated balance sheet data as of March 31, 2006 for the purchase price allocation amounts as described in Note 3, assuming the acquisition consummated on March 31, 2006. The unaudited pro forma condensed consolidated statement of operations for the fiscal year ended March 31, 2006 gives effect to the share purchase agreement as if it had occurred on April 1, 2005.
2. ACQUISITION
     On July 14, 2006, AJI purchased from Shinko shares representing an additional 44.1% of outstanding capital stock of ASI for a cash purchase price of JPY 11.7 billion (approximately US$102 million at the July 14 exchange rate). This purchase increased Asyst’s consolidated ownership of ASI to 95.1%. The Company consummated the acquisition to further integrate its Fab Automation and Automated Material Handling Systems (“AMHS”) businesses, allowing it to provide a full range of product offerings.
     The fair value of assets acquired and liabilities assumed were recorded in Asyst’s condensed consolidated balance sheet as of July 14, 2006, the effective date of the acquisition, and the results of operations were included in Asyst Technologies, Inc.’s condensed consolidated results of operations subsequent to July 14, 2006. We believe the purchase price reasonably reflects the fair value of the business based on estimates of future revenues and earnings.
     At any time as of or after the first anniversary of the closing, and subject to the other provisions of the agreement, either Shinko or AJI may give notice to the other, calling for AJI to purchase from Shinko shares representing the remaining 4.9% of outstanding capital stock of ASI for a fixed payment of JPY 1.3 billion (approximately US$11.1 million at the September 30, 2006 exchange rate) and a fixed annual dividend payment of JPY 65 million.
     In accordance with EITF 00-4, AJI has accounted for the purchase options on a combined basis with the minority interest as a financing of the purchase of the remaining 4.9% minority interest, and as a result has accounted for the transaction as an acquisition of Shinko’s entire 49% interest of ASI on July 14, 2006. Accordingly, AJI has recorded a liability, equivalent to the net present value of the JPY 1.3 billion fixed payment for the 4.9% remaining interest and the fixed annual dividend payment of JPY 65 million and will accrete the resulting discount to interest expense over the twelve month period ending on the first potential exercise date. The liability has been classified within “accrued and other liabilities” on the unaudited pro forma condensed consolidated balance sheet.
     In June 2006, Asyst entered into a Credit Agreement with Bank of America, N.A., as Administrative Agent, and Banc of America Securities LLC, as Lead Arranger and Book Manager, and the other parties to the agreement. The $115 million senior secured credit facility under this agreement consists of a $90 million revolving credit facility, including a $20 million sub-limit for letters of credit and $10 million sub-limit for swing-line loans, and a $25 million term loan facility. The credit agreement will terminate and all amounts outstanding will be due 3 years after the credit agreement closing date (provided that Asyst’s outstanding 5 3/4% convertible subordinated notes due July 3, 2008, are redeemed or repurchased, or the maturity of the notes extended, on terms reasonably satisfactory to the administrative agent on or before March 31, 2008; otherwise, amounts outstanding under the credit agreement will be due on March 31, 2008). Asyst has the ability to borrow US Dollars or Japanese Yen under the facility. The Company has also capitalized approximately $3.5 million of financing costs and will amortize this balance over the life of the facility. On July 14, 2006, $81.5 million of this credit facility, plus an additional $20.0 million from AJI, were used to finance the purchase of an additional 44.1% of the ASI shares.
     Interest on the credit facility is based on the applicable margin plus either (i) LIBOR (or such other indices as may be agreed upon), or (ii) for dollar-denominated loans only, the higher of (a) the Bank of America prime rate, or (b) the Federal Funds rate plus 0.50%. The applicable margin ranges from 1% to 2.75%, depending on various factors set forth in the credit agreement. The agreement also requires a range of commitment, letter of credit and other fees. The interest rate on balances outstanding at September 30, 2006 was 3.15% to 3.25%.
     The $115 million senior secured credit agreement contains financial and other covenants that limit total borrowing available under the senior secured credit facility, based on minimum EBITDA operating performance by the Company. The covenants include a maximum total leverage ratio, maximum senior leverage ratio, and minimum fixed charge coverage ratio, as defined in the agreement. At September 30, 2006, the Company was in compliance with these debt covenants.
     The credit agreement is a direct obligation of Asyst and its direct and indirect subsidiaries, and is guaranteed by Asyst’s direct and indirect domestic subsidiaries. The credit facility is secured by a lien on all of the assets of Asyst and its subsidiaries in which security interests can be granted.

     Under the purchase method of business combinations accounting, the total purchase price was allocated to the 49% share of ASI’s net tangible and identifiable intangible assets acquired, based on their estimated fair values as of July 14, 2006. The excess of the purchase price over the net tangible and identifiable intangible assets was recorded as goodwill. A summary of the transaction is as follows (in thousands):

Purchase price:
Total cash consideration	$102,043
Liability to purchase remaining 4.9% interest plus future fixed dividends	11,480
Transaction costs	5,556

Total purchase price	$119,079

Allocation of purchase price to assets acquired and liabilities assumed:
Net tangible assets	$32,560
In-process research and development	1,519
Acquired identifiable intangible assets:
Developed technology	29,008
Backlog	2,940
Customer relationships	16,464
Trademark	2,499
Deferred tax liabilities	(19,414)
Goodwill	53,503

Total purchase price	$119,079

Intangible Assets
     In performing our purchase price allocation, we considered, among other factors, our intention for future use of acquired assets, analyses of historical financial performance and estimates of future performance of ASI. A portion of the excess of purchase price over fair value of net assets acquired was allocated to identifiable intangible assets. The fair value of intangible assets was based, in part, on a valuation completed by an independent appraiser using an income approach and estimates and assumptions provided by management. The rates utilized to discount net cash flows to their present values were based on discount rates of 20% and 24%. We amortize developed technology and trademarks over a period of five years, the customer base over a period of three years, and the backlog over one year, using the straight-line method, with a weighted-average life of 4.4 years.
     The fair values of identifiable intangible assets are based on estimates of future revenues and earnings to determine a discounted cash flow valuation of identifiable intangible assets that meet the separate recognition criteria of SFAS No. 141. Goodwill of approximately $54 million arising from the acquisition was recorded in our AMHS segment and is not deductible for tax purposes.
In-Process Research and Development
     We expense in-process research and development (“IPR&D”) upon acquisition to research and development as it represents incomplete research and development projects that had not reached technological feasibility and had no alternative future use as of the acquisition date. The value assigned to IPR&D of $1.5 million was determined by considering the importance of each project to our overall development plan, estimating costs to develop the purchased IPR&D into commercially viable products, estimating the resulting net cash flows from the projects when completed and discounting the net cash flows to their present value based on the percentage of completion of the IPR&D projects.
     A portion of the purchase price was allocated to developed product technology and IPR&D. They were identified and valued through an independent analysis of data by a third party appraiser concerning the developmental products, their stage of development, the time and resources needed to complete them, target markets, their expected income generating ability and associated risks. The Income Approach, which is based on the premise that the value of an asset is the present value of its future earning capacity, was the primary valuation technique employed. Discount rates of 20% and 24% were applied to developed product technology and IPR&D, respectively.

     The following table summarizes the estimated fair values of the net tangible assets acquired and liabilities assumed at the date of acquisition (in thousands):

Cash	$13,169
Accounts receivable	56,319
Inventories	21,462
Property plant and equipment	4,706
Other assets	1,935
Deferred tax assets, net	4,414
Accounts payable and other current liabilities	(59,587)
Long-term debt	(6,607)
Pension and other long-term liabilities	(3,251)

Net tangible assets acquired	$32,560

3. PRO FORMA ADJUSTMENTS
The unaudited pro forma condensed consolidated balance sheets and statements of operations give effect to the following pro forma adjustments:
(a)	Cash consideration. To record the cash consideration paid for 44.1% of the outstanding capital stock of ASI.

(b)	Transaction costs. To record the costs directly related to the acquisition of approximately $5.6 million, of which $2.4 million was included within prepaid expenses in the March 31, 2006 historical condensed consolidated balance sheet and $3.2 million adjustment to accounts payable.

(c)	Credit facility proceeds. To record the borrowings under the credit facility of $81.5 million, used to fund a significant portion of acquisition cost. Of this amount, $5.0 million has been recorded within current portion of long-term debt and capital leases and $76.5 million has been recorded within long-term debt and capital leases. The Company also paid $3.5 million of financing costs related to this facility which has been recorded within other assets, and will be amortized over the term of the credit facility.

(d)	Purchase Option. To record a liability payable to Shinko, equivalent to the net present value of the JPY 1.3 billion fixed payment for the 4.9% remaining interest and the fixed annual dividend payment of JPY 65 million. The resulting discount will be accreted through interest expense over the twelve month period ending on the first potential exercise date though this accretion not been adjusted in the unaudited proforma condensed consolidated statement of operations as it is non-recurring in nature.

(e)	Purchase price allocation, goodwill and minority interest. The combined company will allocate the purchase price paid by AJI to the fair value of ASI’s tangible and intangible assets acquired and liabilities assumed. A deferred tax liability has also been recorded relating to the intangible assets acquired. The residual amount of the purchase price has been allocated to goodwill.

(f)	Inventories. To record the write-up of inventories acquired to their estimated fair market value, determined as the expected selling prices, less additional costs to be incurred prior to sale. A related deferred tax liability has also been recorded. This amount will be amortized through cost of sales over the estimated turn period of the related inventories, though this has not been adjusted in the unaudited proforma condensed consolidated statement of operations as it is non-recurring in nature.

(g)	In-process research and development. To record IPR&D upon acquisition to accumulated deficit as it represents incomplete research and development projects that had not reached technological feasibility and had no alternative future use as of the acquisition date.

(h)	Amortization of intangibles. To record the amortization of intangible assets arising from the acquisition. Amortization of developed technology and trademarks is over a period of five years, the customer base is over a period of three years, and the backlog is over one year, using the straight-line method, with a weighted-average life of 4.4 years.

(i)	Interest expense. To record the interest expense attributable to the credit facility that the Company entered into to fund the acquisition, as described in Note 2, including amortization of financing costs related to this facility.

(j)	Provision for Income Taxes. To record the change in the deferred tax liability balance relating to the amortization of the intangible assets and benefit for the interest expense incurred for the year ended March 31, 2006.

(k)	Diluted net income per share. Diluted net income (loss) per share is computed using the weighted average number of common shares and, if dilutive, potential common shares outstanding during the period. Potential common shares consist of unvested restricted stock (using the treasury method) and the incremental common shares issuable upon the exercise of stock options (using the treasury method).